     As filed with the Securities and Exchange Commission on April 2, 2002
                             File No. 33- _________

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             Registration Statement
                        Under the Securities Act of 1933

                           NEOMEDIA TECHNOLOGIES, INC.
                       (Name of Registrant in its charter)

            DELAWARE                                    36-3680347
     (State or jurisdiction of                        (I.R.S. Employer
   incorporation or organization)                    Identification No.)

                          2201 SECOND STREET, SUITE 600
                            FORT MYERS, FLORIDA 33901
                                  941-337-3434
               (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                           NEOMEDIA TECHNOLOGIES, INC.
                             1998 STOCK OPTION PLAN
                            (Full Title of the Plan)

                                CHARLES W. FRITZ
                          2201 SECOND STREET, SUITE 600
                            FORT MYERS, FLORIDA 33901
                                  941-337-3434
                               941-337-3668 - FAX
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:

     Robert Steven Brown, Esq.                    Charles W. Fritz
     Amos Edelman, Esq.                           Charles T. Jensen
     Kevin Smith, Esq.                            NeoMedia Technologies, Inc.
     Catherine Debreceny, Esq.                    2201 Second Street, Suite 600
     Reitler Brown LLC                            Fort Myers, Florida 33901
     800 Third Avenue, 21st Floor                 (941) 337-3434
     New York, New York  10022
     (212) 209-3000
     (212) 371-5500 Fax

                         CALCULATION OF REGISTRATION FEE

                                          CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------
                                                          Proposed        Proposed
                                                           Maximum        Maximum
                                            Amount        Offering       Aggregate       Amount of
          Title of Securities               To be         Price per       Offering      Registration
           to be Registered               Registered      Share (3)        Price            Fee
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)       385,000        $ 0.1350     $   51,975       $   12.99
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)     2,946,310        $ 0.1700        500,873         125.22
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)       575,000        $ 0.2000        115,000          28.75
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)       790,000        $ 0.2200        173,800          43.45
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)        95,000        $ 2.0900        198,550          49.64
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)       325,000        $ 2.5000        812,500         203.13
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)        58,000        $ 2.6300        152,540          38.14
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)        58,000        $ 2.9100        168,780          42.20
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)       137,100        $ 3.2500        445,575         111.39
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)        27,600        $ 3.4100         94,116          23.53
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)         9,000        $ 3.5000         31,500           7.88
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)         6,000        $ 3.5300         21,180           5.30
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)       210,000        $ 3.6250        761,250         190.31
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)        90,000        $ 4.0000        360,000          90.00
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)        16,000        $ 4.1250         66,000          16.50
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)        80,000        $ 4.1300        330,400          82.60
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)       145,340        $ 4.4400        645,310         161.33
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)         2,400        $ 4.5000         10,800           2.70
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)       204,000        $ 5.1250      1,045,500         261.38
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)         9,000        $ 5.2500         47,250          11.81
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)        12,000        $ 5.3800         64,560          16.14
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)         3,000        $ 5.5620         16,688           4.17
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)        12,000        $ 7.0000         84,000          21.00
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)       116,000        $ 7.3100        847,960         211.99
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)        13,200        $ 8.4400        111,408          27.85
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (1)           400        $10.0900          4,036           1.01
-------------------------------------------------------------------------------------------------------
Common Stock from Option Exercise (2)       360,000        $ 0.2200         79,200          19.80
-------------------------------------------------------------------------------------------------------
Total Registration Fee                    6,685,350        $ 1.0831     $7,240,750      $1,810.19
-------------------------------------------------------------------------------------------------------

(1) Represents shares of common stock issued directly to consultants and employees of the Company under the NeoMedia 1998 Stock Option Plan, which would result from the exercise of the option rights granted to each of the individual shareholders.

(2) A total of 360,000 shares being registered under this Registration Statement are subject to issuance at prices that are currently undeterminable; consequently, $19.80 of the total registration fee being paid hereunder has been estimated pursuant to Rule 457(h), and is based on the closing price of the Company's Common Stock on the NASDAQ SmallCap Market on March 25, 2002.

(3) Pursuant to Rule 457(h), registration fee is computed upon the basis of the price at which the options may be exercised.

                                     PART I

Pursuant to the Note to Part I of Form S-8, information required under Items 1 and 2 of Form S-8 is omitted as a part of this Registration Statement.


                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference:

(a) The Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 2001.

(b) Form 10-Q/A for the three- and nine-month periods ending September 30, 2001.

(c)   Form 10-Q for the three- and six-month periods ending June 30, 2001.

(d)   Form 10-Q/A for the three-month period ending March 31, 2001.

(e) Form 8-K/A dated November 5, 2001, disclosing change in independent accountants.

(f) Form 8-K/A dated June 6, 2001, disclosing material purchase of assets from Qode.com, Inc., except for the December 31, 2000 financial statements and audit opinion thereon dated May 4, 2001 and the financial statements of Qode.Com, Inc. at December 31, 1999 and for the period from March 29, 1999 (inception) through December 31, 1999 and the audit opinion dated July 20, 2000. Such financial statements are included in this registration statement.

(g) The description of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which is contained in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on November 18, 1996, including any amendment or report filed with the Commission for the purpose of updating such description of Common Stock.


All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.


ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Delaware General Corporation Law ("DGCL"), the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The effect of this provision in the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director except in the situations described in (i) through (iv) above. This provision does not limit nor eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. These provisions will not alter the liability of directors under federal securities laws.

The Certificate of Incorporation and the by-laws of the Company provide that the Company is required and permitted to indemnify its officers and directors, employees and agents under certain circumstances. In addition, if permitted by law, the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them in their capacity as a director or officers for which they may be indemnified upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company has obtained directors and officers liability insurance. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.


Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission ("Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable

INDEX OF FINANCIAL STATEMENTS





Qode.com, Inc. financial statements for the year ended
         December 31, 2000..................................................F-2

Qode financial statements for Period from
         March 29, 1999 (inception) to December 31, 1999....................F-21

FINANCIAL INFORMATION

Report of Independent Certified Public Accountants

To Qode.com, Inc.:

We have audited the accompanying balance sheet of Qode.com, Inc. (a Florida corporation in the development stage) as of December 31, 2000, and the related statements of operations, changes in redeemable preferred stock and stockholders' deficit, and cash flows for the year then ended and the related statements of operations and cash flows for the period from inception (March 29, 1999) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Qode.com, Inc. for the period from inception to December 31, 1999. Such statements are included in the cumulative inception to December 31, 2000, totals of the statements of operations and cash flows and reflect total revenues and net loss of zero percent and 13 percent, respectively, of the related cumulative totals. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to amounts for the period from inception to December 31, 1999, included in the cumulative totals, is based solely upon the report of the other auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Qode.com, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended and for the period from inception to December 31, 2000, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and the current cash position of the Company raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                             /s/ ARTHUR ANDERSEN LLP

Tampa, Florida,
May 4, 2001 (except with respect to the matter discussed in Note 13, as to which the date is June 30, 2001)

                                 QODE.COM, INC.

                        (A Development Stage Enterprise)

                        BALANCE SHEET - DECEMBER 31, 2000

                                    ASSETS                                                        Amount
                                                                                              ---------------

CURRENT ASSETS:
        Cash and cash equivalents                                                             $        18,686
        Accounts receivable                                                                             6,041
        Inventory                                                                                     218,690
        Other current assets                                                                           13,499
                                                                                              ---------------

                       Total current assets                                                           256,916

PROPERTY AND EQUIPMENT, net                                                                           875,263

CAPITALIZED SOFTWARE DEVELOPMENT COSTS, net                                                         2,359,932

DEPOSITS                                                                                               39,539
                                                                                              ---------------

                       Total assets                                                           $     3,531,650
                                                                                              ===============

                                 QODE.COM, INC.

                        (A Development Stage Enterprise)

                        BALANCE SHEET - DECEMBER 31, 2000

                                   (continued)

          LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT                        Amount
                                                                                              ---------------

CURRENT LIABILITIES:
       Accounts payable                                                                       $       982,610
       Dividends payable                                                                               94,119
       Accrued expenses                                                                               425,103
       Current portion of notes payable                                                             3,617,323
       Current portion of capital lease obligations                                                   368,574
       Loans from officers                                                                            224,740
                                                                                              ---------------

                             Total current liabilities                                              5,712,469

NOTES PAYABLE, net of current portion                                                                   5,857

CAPITAL LEASE OBLIGATIONS, net of current portion                                                     168,176
                                                                                              ---------------

                             Total liabilities                                                      5,886,502
                                                                                              ---------------

COMMITMENTS AND CONTINGENCIES

SERIES A 15% CUMULATIVE CONVERTIBLE REDEEMABLE
       PREFERRED STOCK, $.0001 par value; 3,000,000 shares authorized,
       2,044,560 shares issued and outstanding, liquidation value of $2,502,641                     2,480,991

STOCKHOLDERS' DEFICIT:
       Common stock, $.0001 par value; 25,000,000 shares authorized,
            8,023,000 shares issued and outstanding                                                       802
       Additional paid-in capital - common stock                                                    1,927,313
       Series U convertible preferred stock, $.0001 par value; 1,500,000 shares
            authorized, issued and outstanding                                                            150
       Additional paid-in capital - preferred stock                                                 2,999,850
       Accumulated deficit                                                                         (9,763,958)
                                                                                              ---------------

                             Total stockholders' deficit                                           (4,835,843)
                                                                                              ---------------

                             Total liabilities, redeemable preferred stock and
                                   stockholders' deficit                                      $     3,531,650
                                                                                              ===============

The accompanying notes are an integral part of this balance sheet

                                 QODE.COM, INC.

                        (A Development Stage Enterprise)

                             STATEMENT OF OPERATIONS

               FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD

       FROM MARCH 29, 1999 (DATE OF INCEPTION), THROUGH DECEMBER 31, 2000

                                                                                                           Cumulative
                                                                                                         from Inception
                                                                                                         March 29, 1999
                                                                                      Year Ended               to
                                                                                     December 31,         December 31
                                                                                         2000                 2000
                                                                                    ---------------     ---------------

REVENUE                                                                             $       211,952     $       211,952

COST OF GOODS SOLD                                                                          213,345             213,345
                                                                                    ---------------     ---------------

GROSS MARGIN                                                                                 (1,393)             (1,393)

COSTS AND EXPENSES:
       Research and development                                                           1,109,686           1,505,928
       Sales and marketing                                                                  556,541             598,516
       General and administrative                                                         5,839,413           6,686,825
                                                                                    ---------------     ---------------

                       Total costs and expenses                                           7,505,640           8,791,269

NET INTEREST EXPENSE                                                                      1,008,938             971,296
                                                                                    ---------------     ---------------

NET LOSS                                                                                 (8,515,971)         (9,763,958)

PREFERRED STOCK DIVIDENDS                                                                  (356,203)           (552,200)

ACCRETION OF BENEFICIAL CONVERSION FEATURE ON
       PREFERRED STOCK                                                                      (15,296)            (20,010)
                                                                                    ---------------     ---------------

Net LOSS AVAILABLE TO COMMON STOCKHOLDERS                                           $    (8,887,470)    $   (10,336,168)
                                                                                    ===============     ===============


NET LOSS PER SHARE - BASIC AND DILUTED                                              $         (1.11)    $         (1.29)
                                                                                    ===============     ===============


WEIGHTED AVERAGE NUMBER OF COMMON SHARES                                                  8,023,000           8,018,071
                                                                                    ===============     ===============


The accompanying notes are an integral part of these statements.

                                 QODE.COM, INC.

                        (A Development Stage Enterprise)

  STATEMENT OF CHANGES IN REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT

                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                                              Additional
                                                 Series A                                      Paid-in         Series U Convertible
                                                Redeemable                                   Capital for         Preferred Stock
                                                Preferred            Common Stock              Common
                                                  Stock          Shares         Amount          Stock         Shares       Amount
                                               ------------   ------------   ------------   ------------   -----------   -----------

BALANCE, December 31, 1999                     $  2,154,711      8,023,000   $        802   $    (49,557)         --     $      --
     Issuance of 19,560 shares of Series A
       preferred stock in exchange for
       services                                      48,900           --             --             --            --            --
     Issuance of Series U preferred stock              --             --             --             --       1,500,000           150
     Issuance of 372,780 warrants in
       exchange for services                           --             --             --        1,126,790          --            --
     Issuance of 326,666 warrants attached
       with notes payable                              --             --             --          675,681          --            --
     Issuance of employee stock options
       with exercise price below market                --             --             --          150,216          --            --
       value
     Re-pricing of employee stock options              --             --             --          395,682          --            --
     Series A preferred stock dividends             262,084           --             --         (262,084)         --            --
     Series U preferred stock dividends                --             --             --          (94,119)         --            --
     Accretion of beneficial conversion
       feature on preferred stock                    15,296           --             --          (15,296)         --            --
     Net loss                                          --             --             --             --            --            --
                                               ------------   ------------   ------------   ------------   -----------   -----------

BALANCE, December 31, 2000                     $  2,480,991      8,023,000   $        802   $  1,927,313     1,500,000   $       150
                                               ============   ============   ============   ============   ===========   ===========

                                                Additional
                                                 Paid-in
                                               Capital for                       Total
                                                Preferred     Accumulated    Stockholders'
                                                  Stock         Deficit         Deficit
                                               ------------   ------------   ------------

BALANCE, December 31, 1999                             --     $ (1,247,987)  $ (1,296,742)
     Issuance of 19,560 shares of Series A
       preferred stock in exchange for
       services                                        --             --             --
     Issuance of Series U preferred stock         2,999,850           --        3,000,000
     Issuance of 372,780 warrants in
       exchange for services                           --             --        1,126,790
     Issuance of 326,666 warrants attached
       with notes payable                              --             --          675,681
     Issuance of employee stock options
       with exercise price below market                --             --          150,216
       value
     Re-pricing of employee stock options              --             --          395,682
     Series A preferred stock dividends                --             --         (262,084)
     Series U preferred stock dividends                --             --          (94,119)
     Accretion of beneficial conversion
       feature on preferred stock                      --             --          (15,296)
     Net loss                                          --       (8,515,971)    (8,515,971)
                                               ------------   ------------   ------------

BALANCE, December 31, 2000                     $  2,999,850   $ (9,763,958)  $ (4,835,843)
                                               ============   ============   ============


The accompanying notes are integral part of this statement.

                                 QODE.COM, INC.

                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS

               FOR THE YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD

FROM MARCH 29, 1999 (DATE OF INCEPTION), THROUGH DECEMBER 31, 2000

                                                                                                   Cumulative from Inception
                                                                                       Year Ended      (March 29, 1999)
                                                                                      December 31,            to
                                                                                          2000         December 31, 2000)
                                                                                    ---------------    -----------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                       $    (8,515,971)    $    (9,763,958)
     Adjustments to reconcile net loss to net cash used in
         operating activities-
              Depreciation and amortization                                                 417,410             434,932
              Series A preferred stock issued for services                                   48,900              48,900
              Warrants issued in exchange for services                                    1,126,790           1,884,627
              Stock options issued with exercise price below market value                   150,216             150,216
              Expense related to the re-pricing of employee stock options                   395,682             395,682
              Changes in assets and liabilities-
                 Accounts receivable                                                         (6,041)             (6,041)
                 Inventory                                                                 (218,690)           (218,690)
                 Other current assets                                                         4,652             (13,499)
                 Deposits                                                                    (9,310)            (39,539)
                 Accounts payable                                                           831,022             982,610
                 Accrued expenses                                                           377,857             425,103
                                                                                    ---------------     ---------------

                     Net cash used in operating activities                               (5,397,483)         (5,719,657)
                                                                                    ---------------     ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of property and equipment                                                    (382,222)           (509,013)
     Capitalization of software development costs                                        (2,498,752)         (2,498,752)
                                                                                    ---------------     ---------------

                     Net cash used in investing activities                               (2,880,974)         (3,007,765)
                                                                                    ---------------     ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of notes payable and detachable warrants                      4,298,861           3,623,180
     Proceeds from loans from officers                                                      151,407             224,740
     Principal repayments of capital lease                                                 (125,612)           (125,612)
     Proceeds from the issuance of common stock                                                --                23,800
     Proceeds from the issuance of Series A redeemable preferred stock
          net of issuance costs of $25,000                                                     --             2,000,000
     Proceeds from issuance of Series U convertible preferred stock                       3,000,000           3,000,000
                                                                                    ---------------     ---------------

                     Net cash provided by financing activities                            7,324,656           8,746,108
                                                                                    ---------------     ---------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                                  (953,801)             18,686

CASH AND CASH EQUIVALENTS, beginning of year                                                972,487                --
                                                                                    ---------------     ---------------

CASH AND CASH EQUIVALENTS, end of year                                              $        18,686     $        18,686
                                                                                    ===============     ===============

                                 QODE.COM, INC.

                         A Development Stage Enterprise

                             STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2000
             AND THE PERIOD FROM MARCH 29, 1999 (DATE OF INCEPTION),
                            THROUGH DECEMBER 31, 2000

                                   (continued)

                                                                                                       Cumulative from
                                                                                                          Inception
                                                                                                       (March 29, 1999)
                                                                                      Year Ended             To
                                                                                     December 31,        December 31,
                                                                                         2000                2000
                                                                                    ---------------     ---------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
       Cash paid for interest                                                       $       180,000     $       160,189

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND
       FINANCING ACTIVITIES:
            Accretion of redeemable preferred stock                                 $        15,296              20,010
            Accrued dividends on Series A preferred stock                           $       262,084             458,081
            Accrued dividends on Series U preferred stock                           $        94,119              94,119
            Property and equipment acquired under capital lease                     $       662,362             662,362


The accompanying notes are an integral part of these statements.

                                 QODE.COM, INC.

                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

1      NATURE OF BUSINESS ORGANIZATION

       Qode.com, Inc. (Qode.com or the Company) commenced operations on March 29, 1999, and is incorporated in the State of Florida. Qode.com is a development stage company, as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting By Development Stage Enterprises". The Company intends to provide manufacturers, retailers, advertisers and users a unique tool for Website navigation through the use of imbedded standard bar codes and Uniform Product Codes (UPC). It is the Company's mission to develop, operate, maintain and promote the use of Qode.com technologies to enable any bar code to interface with their technology.

       The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses since its inception and during its development stage as it has devoted substantially all of its efforts toward building network infrastructure, internal staffing, developing systems, expanding into new markets, building a proprietary database and raising capital. The Company has generated little revenue to date and is subject to a number of risks, including dependence on key individuals, the ability to demonstrate technological feasibility, and the need to obtain adequate additional financing necessary to fund the development and marketing of its products and services, and customer acceptance. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may results from the outcome of this uncertainty.

2      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Use of Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Cash and Cash Equivalents

       For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

       Inventory

       Inventory is stated at the lower of cost or market, and at December 31, 2000 was comprised of QoderTM handheld scanning systems. Cost is determined using the weighted average method.

       Property and Equipment

       Property and equipment are stated at cost less accumulated depreciation. Repairs and maintenance are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Computer hardware and purchased software are being depreciated over a three-year period, and furniture and fixtures are being depreciated over a five-year period.

       Depreciation expense was $278,590 for the year ended December 31, 2000.

       Capitalized Software Development Costs

       In accordance with the American Institute of Certified Public Accountants Statement of Position No. 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use," all costs related to the development or purchase of internal use software other than those incurred during the application development stage are to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the useful life of the software. The Company has expensed $1,109,686 in research and development costs for the year ended December 31, 2000. The Company has capitalized $2,498,752 in software development costs for the year ended December 31, 2000. Amortization expense was $138,820 for the year ended December 31, 2000.

       Redeemable Preferred Stock

       Redeemable preferred stock is carried at the net consideration to the Company at time of issuance, increased by accrued and unpaid cumulative dividends and periodic accretion to redemption value using the interest method. Accrued and unpaid dividends and redemption accretion are affected by charges against retained earnings, or, in the absence of retained earnings, additional paid-in capital.

       Revenue Recognition

       Revenue is generated from the sale of Qode's proprietary hand held bar code scanners. Revenue is recognized when the product is delivered to the customer.

       Income Taxes

       In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes", income taxes are accounted for using the assets and liabilities approach. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be recognized. The Company has recorded a 100% valuation allowance as of December 31, 2000.

       Computation of Net Loss Per Share

       Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company has excluded all common stock equivalents from the calculation of diluted net loss per share because these securities are anti-dilutive. The shares excluded from the calculation of diluted net loss per share and reserved for future issuance are detailed in the table below:

                                                                         2000
                                                                      ----------
        Outstanding stock options                                     1,540,511
        Outstanding warrants                                          1,229,146
        Shares issuable on conversion of notes payable                6,800,000
        Shares issuable on conversion of Series A
              preferred stock                                         4,049,701

       Shares issuable on conversion of notes payable were calculated based on the terms of the notes as if they were converted on December 31, 2000.

       Financial Instruments

       The Company believes that the fair value of its financial instruments approximate carrying value.

       Concentration of Credit Risk

       Revenue was generated from the selling of barcode scanners with approximately 91 percent of those sales to one customer.

       Accounting for Stock-based Compensation

       The Company has adopted SFAS No. 123, "Accounting for Stock-Based compensation." The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), but disclose the pro forma effects on net income or loss as if the fair value had been expensed. The Company has elected to apply APB 25 in accounting for its employee stock options and, accordingly recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the measurement date.

       Recent Accounting Pronouncements

       In June 1998 the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended by SFAS No. 137 and SFAS
       138. SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets of liabilities in the balance sheet and measure those instruments at fair value. The adoption of these new accounting standards did not have an impact on the Company's financial position or results of operations.

       On December 3, 1999 the Securities and Exchange Commission (SEC) staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition". This SAB provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company implemented SAB No. 101 for the quarter ended June 30, 2000. It did not have an impact on the Company's results of operations.

       Comprehensive Income

       For the year ended December 31, 2000, there were no differences between the balance sheet and income statement and therefore no comprehensive income.

3      LOANS FROM OFFICERS

       Between October and December 2000, several of the Company's officers elected to defer their salaries due to cash flow difficulties experienced by the Company. The total amount deferred was $83,154.

       On November 28, 2000, the Company issued promissory notes to officers totaling $135,000, with an interest rate of 6.09 percent. The principal and interest are payable on February 26, 2001

4      PROPERTY AND EQUIPMENT

       Property and equipment consists of the following as of December 31, 2000:

                                                                        2000
                                                                    ------------
        Computer hardware and purchased software                    $  1,139,578
        Furniture and fixtures                                            31,797
                                                                    ------------

                                                                       1,171,375
        Less- Accumulated depreciation                                 (296,112)
                                                                    ------------

                                                                    $    875,263
                                                                    ============

5      NOTES PAYABLE

       Convertible Notes

       On January 18, 2000, the Company entered into a note purchase agreement with an investor for $3,000,000, with an interest rate of 12 percent. The principal and interest were due July 17, 2000. The principal and interest are convertible at the option of the holder upon or after a $10 million financing. The conversion rate is 85 percent of the price per share in the financing. In connection with this note, 200,000 warrants were issued with an exercise price of $4.50 per share for the Company's common stock. These warrants may be exercised at anytime following the closing of a $10 million financing and expire January 17, 2005. The Company allocated the proceeds from the issuance of the note between the note and warrants based on the relative fair value method. The difference between the face amount of the note and the amount allocated to it was recorded as a discount, and amortized to interest expense over the life of the note.

       On August 1, 2000, the Company extended this note to November 17, 2000. As additional consideration for the extension of the note, the Company reduced the exercise price of the 200,000 warrants to $1.00. The additional expense of $63,180 that resulted from the re-pricing was charged to interest expense. As of December 31, 2000, the note had not been repaid.

       During 2000, the Company entered into four separate note purchase agreements with investors totaling $400,000 with interest rates of 12 percent. The principal and interest on three of the notes were due October 9, 2000 through November 4, 2000, and principal and interest on the other note is due January 6, 2001. The principal and interest are convertible at the option of the holder upon or after a $7 million financing. The conversion rate is 85 percent of the price per share in the financing. In connection with these notes, 26,666 warrants were issued with an exercise price of $2.00 per share for the Company's common stock. These warrants may be exercised at anytime following the closing of a $7 million financing. The proceeds from the issuance of these notes and warrants were allocated between the two using the relative fair value method. The resulting discount on the notes was amortized to interest expense over the life of the notes.

       Other Note Payable

       During March 2000, the Company entered into a note agreement in the amount of $42,500, bearing interest at a rate of 11 percent per year and expiring on March 15, 2002, to finance its phone system. The note is secured by telephone equipment.

       On November 28, 2000 and December 14, 2000, the Company signed two promissory notes in the amounts of $20,000 and $200,000, bearing interest at a rate of 6.09 percent and 15 percent per year, with principal and accrued interest payable February 26, 2001 and January 28, 2001, respectively. In connection with the December 14, 2000 note, 100,000 warrants were issued with an exercise price of $.50 per share for the Company's common stock. These warrants may be exercised at anytime following the closing of the Next Financing, as defined in the warrant agreement. The proceeds from the issuance of this note and warrants were allocated between the two using the relative fair value method. The resulting discount on the note is being amortized to interest expense over the life of the note.

       Notes payable consists of the following:

                                                                                                   Amount
                                                                                              ---------------

Convertible notes, interest bearing at 12% per annum                                          $     3,400,000
Note payable, interest bearing at 11% per annum, due in monthly
       installments through March 2002                                                                 27,679
Note payable, unsecured interest bearing at 6.09% per annum, due
       February 2001                                                                                   20,000
Note payable, unsecured interest bearing at 15% per annum, due
       January 2001                                                                                   200,000
                                                                                              ---------------

                      Total notes payable                                                           3,647,679
Less discount                                                                                         (24,499)
Less- Current portion                                                                              (3,617,323)
                                                                                              ---------------

                                     Notes payable, net of current portion                    $         5,857
                                                                                              ===============

       As of December 31, 2000 there was $197,740 of accrued interest.

6      INCOME TAXES

For the years ended December 31, 2000, the components of income tax expense were as follows:

                                                                     2000
                                                                   --------
Current                                                            $    --
Deferred                                                                --
                                                                        --

Income tax expense                                                 $    --

The net amounts of deferred tax assets recorded in the balance sheet at December 31, 2000, are as follows:

                                                                                                    2000
                                                                                              ---------------
Deferred tax asset:
        Depreciation of property and equipment                                                $        17,901
        Start-up costs                                                                                199,566
        Net operating loss carryforward                                                             3,443,643
        Less- Valuation allowance                                                                  (3,661,110)
                                                                                              ---------------

                Total deferred tax asset                                                      $          --
                                                                                              ===============

Deferred tax liabilities:                                                                     $          --
                                                                                              ---------------

                Total net deferred taxes                                                      $          --
                                                                                              ===============

       SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not, that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $3,661,110 valuation allowance at December 31, 2000 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $3,194,880. At December 31, 2000, the Company has available net operating loss carryforwards of $9,151,323, which expire in the year 2020 and 2019.

       A reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense for the year ended December 31, 2000, is as follows:

                                                                        2000
                                                                   ------------
       Taxes at the U.S. statutory rate                            $ (2,895,430)
       State taxes, net of federal benefit                             (309,129)
       Nondeductible items                                                9,679
       Change in valuation allowance                                  3,194,880
                                                                   ------------

                        Total income tax expense                   $       --
                                                                   ============

7      COMMITMENTS AND CONTINGENCIES

       Legal Proceedings

       The Company is not presently a party to any significant litigation. From time to time, however, the Company is involved in various legal actions arising in the normal course of business, which the Company believes will not materially affect the financial position or results of operations.

       Employment Contracts

       The Company has employment contracts with William Carpenter, Greg Miller and Michael Miller beginning November 1, 2000.

       Future payments under the above employment contracts are:

        2001                                                       $    450,000
        2002                                                            450,000
        2003                                                            375,000
                                                                   ------------

                         Total                                     $  1,275,000
                                                                   ============

       Capital Lease Obligations

       During April 2000, the Company acquired computer equipment for $662,362 under a capital lease, expiring on April 26, 2002. Accumulated depreciation on this equipment was approximately $166,000 at December 31,2001

       Future minimum lease payments on capital lease obligations as of December 31,2000, are as follows:

        Year                                                          Amount
                                                                   ------------

        2001                                                       $    415,358
        2002                                                            173,519
                                                                   ------------

                                                                        588,877
        Less - Amount representing interest on
             obligations under capital leases (15%)                     (52,127)
        Current portion of capital lease obligations                   (368,574)
                                                                   ------------

        Capital lease obligations, net of current portion          $    168,176
                                                                   ============

       Operating Lease Obligations

       The Company leases its office facility under a non-cancelable operating lease expiring in March 2005. Rental expense, net of sub-lease income, was $73,036 for the year ended December 31, 2000.

       Lease commitments under this non-cancelable operating leases as of December 31, 2000, are as follows:

           Year Ending                                                Amount
                                                                   ------------

                2001                                               $    391,399
                2002                                                    233,876
                2003                                                    154,905
                2004                                                    117,768
                2005                                                      5,103
                                                                   ------------

                                                                   $    903,051
                                                                   ============

8      PREFERRED STOCK

       Series A 15% Cumulative Convertible Redeemable Preferred Stock

       The Board of Directors (the Board) has authorized the issuance of up to 3,000,000 shares of Series A 15 percent $.0001 par value, voting, cumulative, redeemable, convertible preferred stock (the Series A Preferred Stock). Series A Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering, as defined in the agreement, or within 20 days following receipt of a Notice of Redemption, as defined in the agreement, into the Company's common stock for each share of the Series A Preferred Stock held plus accrued and unpaid dividends on the Series A Preferred Shares. The Series A Preferred Stock has a liquidation preference of $1 per share and is mandatorily redeemable on April 15, 2004.

       In June 2000, the Company issued 19,560 shares of the Series A Preferred Stock at $2.50 per share for services rendered.

       Dividends on the Series A Preferred Stock accrue, on a daily basis, commencing on the date of issuance at an interest rate of 15 percent per annum and are payable on a semi-annual basis. The Company, at its option, may pay dividends either in cash or by the issuance of additional shares of Series A Preferred Stock. Aggregate cumulative dividends in arrears at December 31, 2000 totaled $458,081, and are included in Series A 15 % cumulative convertible redeemable preferred stock on the accompanying balance sheet.

       Series U Convertible Preferred Stock

       The Board has authorized the issuance of up to 1,500,000 shares of Series U, 8 percent $.0001 par value, voting, cumulative, convertible preferred stock (the Series U Preferred Stock). Series U Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering into the Company's common stock for each share of the Series U Preferred Stock held plus accrued and unpaid dividends on the Series U Preferred Shares. Between May and October 2000, the Company issued 1,500,000 at $2 per share, with proceeds to the Company of $3,000,000.

       Dividends on the Series U Preferred Stock accrue, on a daily basis, commencing on the date of issuance at an interest rate of 8 percent per annum and are payable on a semi-annual basis. The Company, at its option, may pay dividends either in cash or by the issuance of additional shares of Series U Preferred Stock. Aggregate cumulative dividends in arrears at December 31, 2000, totaled $94,119.

9      COMMON STOCK

       The Company is authorized to issue up to 25,000,000 shares of its $.0001 par value common stock. During 2000, no shares of common stock were issued. As of December 31, 2000, 8,023,000 shares were issued and outstanding.

10     STOCK BASED COMPENSATION

       Stock Warrants Granted in Exchange for Services

       During 2000, the Company granted 372,780 warrants, with exercise prices ranging from $1.00 to $4.50 per share, to consultants for certain advisory and consulting services. The warrants vest immediately upon issuance and can be exercised over a five-year period. In August 2000, 250,000 warrants granted at $4.50 were re-priced to $1.00 per share. In September 2000, 100,000 warrants granted at $1.50 were re-priced to $0.01 per share. The Company valued these warrants, and their re-pricing, at $1,126,790 in accordance with SFAS 123, and recognized the entire amount in 2000 as general and administrative expenses in the accompanying statement of operations.

       Stock Warrants Granted Attached to Debt Agreements

       During 2000, the Company granted 326,666 warrants, with exercise prices ranging from $.50 to $4.50, attached to various debt agreements. The warrants vest immediately upon issuance and can be exercised over a five-year period. The Company applied APB Opinion No. 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", and accounted for the portion of the proceeds of the debt issued with warrants, which was allocable to the warrants, as additional paid-in capital based on the relative fair values of the securities at the time of issuance, and also recognized a discount on the debt as a result.

       In September 2000, 200,000 warrants granted at $4.50 were re-priced to $1.00 per share in connection with an extension of the term date of the debt. The Company valued the re-pricing at $63,180, and recognized the entire amount in 2000 as interest expense in the accompanying statement of operations.

       Warrant activity for the year ended December 31, 2000, is as follows:

       Balance December 31, 1999                                        529,700
       Issued                                                           699,446
       Exercised                                                           --
       Expired                                                             --
                                                                           --

       Balance December 31, 2000                                      1,229,146
                                                                   ============

       The following table summarizes information about warrants outstanding at December 31, 2000, all of which are exercisable:

                                                                      Weighted Average
                                        Number of                        Remaining
   Range of Exercise                   Outstanding                    Contractual Life                 Weighted Average
         Prices                          Warrants                          (Years)                      Exercise Price
         ------                          --------                          -------                      --------------

  $0.01 to $0.50                             200,000                           3.3                         $   0.26
  $1.00                                      527,780                           4.2                         $   1.00
  $1.50                                      429,700                           3.8                         $   1.50
  $2.00                                       26,666                           4.3                         $   2.00
  $2.50                                       45,000                           4.2                         $   2.50
                                      --------------                       -------                         --------

                                           1,229,146                           3.9                         $   1.13
                                      ==============                       =======                         ========

       Stock Options

       The Board approves all issuances of stock options. All stock options expire five years from the grant date. In general, options vest and become exercisable one third on the one year anniversary of the date of grant, and the remainder vest evenly over the two years subsequent to that date.

       The following table summarizes stock option activity for the year ended December 31, 2000:


                                                                                                   2000
                                                                                                 Wtd Avg
                                                                                        Options            Exercise
                                                                                      (in 000's)             Price
                                                                                    ---------------     ---------------

Outstanding at Beginning of Year                                                                881     $          1.36
Granted                                                                                       1,000                1.10
Exercised                                                                                      --                  0.00
Forfeited                                                                                      (340)               1.63
                                                                                    ---------------     ---------------

Outstanding at end of year                                                                    1,541     $          1.15
                                                                                    ===============     ===============


Vested Options                                                                                  846     $          0.56


Remaining Options available for
Grant                                                                                         3,459


In June 2000, the Company reduced the exercise price on all its outstanding stock options. As a result, the Company recognized $395,682 in compensation expense in 2000 for the vested portion of these options, and will recognize $933,568 in subsequent periods as these options vest.

The Company accounts for issuances to employees under APB 25, and accordingly, $545,898 of compensation expense, including the amount discussed above, has been recognized for the year ended December 31, 2000.

SFAS 123 requires pro forma information regarding net income as if the Company has accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: (i) risk-free interest rate of 6 percent, which approximates the four-year U.S. Treasury Bill rate at the date of grant, (ii) dividend yield of 0 percent (iii) expected volatility of 80 percent (iv) and an average expected life of the option of four years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                 Year Ended
                                                                December 31,
                                                                    2000
                                                                    ----
        Net loss:
           As reported                                          $(8,515,971)
           SFAS 123 pro forma                                   $(8,902,427)

The following table summarizes the weighted average fair value of options granted to employees during the year ended December 31, 2000:

                                                                           2000
                                                                           ----
Stock Price Greater than Exercise Price
     Weighted Average Fair Value                                          $2.98

Stock Price Equal to Exercise Price
     Weighted Average Fair Value                                          $0.84

Stock Price Less than Exercise Price
     Weighted Average Fair Value                                          $0.82


The following table summarizes information about Company's stock options outstanding as of December 31, 2000:

                                           Options Outstanding                               Options Exercisable

                                        Shares            Wtd. Avg        Wtd. Avg         Options          Wtd. Avg.
Range of Exercise                    Outstanding          Remaining       Exercise       Exercisable        Exercise
     Prices                           (in 000's)             Life           Price         (in 000's)          Price
     ------                           ----------             ----           -----         ----------          -----

$.25                                       350                3.5          $  0.25            239            $  0.25
$.50                                       371                4.3          $  0.50            341            $  0.50
$.75                                       375                4.2          $  0.75            185            $  0.75
$1.00 to $1.50                             445                4.4          $  1.05             81            $  1.26
                                       -------              -----          -------          -----            -------

                                         1,541                                                846            $  0.56
                                       =======                                              =====            =======

11  RELATED PARTIES

The Company's primary legal counsel holds 3,200,000 shares of the Company's common stock in trust for the law firm's partners. During 2000, the Company recorded expenses of approximately $123,000 related to services performed by its primary legal counsel. The Company owed its primary legal counsel approximately $61,000 at December 31, 2000.

During 2000, Q Productions, Inc., whose owners also own 4,800,000 shares of the Company, provided various information technology services to the Company. The Company recorded approximately $930,364 in expenses related to services performed by Q Productions, Inc. for the year ended December 31, 2000. The Company owed Q Productions, Inc. approximately $171,000 at December 31, 2000. Q Productions, Inc. rented space from Qode.com in 2000 for $43,167 in total.

During 2000, the Company granted 20,000 warrants with an exercise price of $1.00 per share to Q Productions, Inc.

The Company has issued several promissory notes to officers (see Note 3).

12  SUBSEQUENT EVENTS

On January 11, 2001, the Company entered into a note purchase agreement with an investor for $300,000, with an interest rate of 18 percent. The principal and interest are due March 1, 2001.

In January 2001, the Company entered into a short-term loan agreement with NeoMedia Technologies, Inc. ("NeoMedia") for the amount of $440,000. The note was forgiven in March 2001 upon the acquisition of substantially all of the Company's assets by NeoMedia.

On March 1, 2001, NeoMedia purchased all of the assets of the Company other than cash including but not limited to, contracts, customer lists, licenses and intellectual property. In consideration for these assets, the Company received 1,676,500 shares of NeoMedia's Common Stock. In addition, NeoMedia issued 274,699 of its Common Stock to certain creditors of the Company, for the repayment of $1,561,037 of debt, forgave the $440,000 short-term note due from the Company (see above paragraph), and assumed approximately $1,407,000 of the Company's liabilities. The 1,676,500 shares paid to the Company are to be held in escrow for one year, and are subject to downward adjustment, based upon the achievement of certain performance targets over the period of March 1, 2001 to February 28, 2002.

Notes payable as of December 31, 2000 that were not acquired as part of the March 1, 2001 sale totaled 3,000,000 as of December 31, 2000.

13. SUBSEQUENT EVENTS

On May 31, 2001, three creditors of Qode.com, Inc, filed in the U.S. Bankruptcy Court an involuntary bankruptcy petition for Qode.com, Inc. Qode.com, Inc. has consulted with legal counsel and will be opposing the Chapter 7 proceeding and plans to proceed under Chapter 11, U.S. Code to reorganize its debts.

               Report of Independent Certified Public Accountants

The Stockholders and Board of Directors Qode.com, Inc.

We have audited the accompanying balance sheet of Qode.com, Inc. (the Company) (a development stage enterprise) as of December 31, 1999 and the related statement of operations, and statement of changes in redeemable preferred stock and stockholders' deficit, and statement of cash flows for the period from March 29, 1999 (inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Qode.com, Inc. at December 31, 1999, and the results of its operations and its cash flows for the period March 29, 1999 (inception) through December 31, 1999, in conformity with accounting standards generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully described in Note 1, the Company, which is in the developmental stages has incurred a net operating loss, experienced negative cash flow from operations and has a net capital deficit. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                                           /s/ ERNST & YOUNG LLP

West Palm Beach, FL

July 21, 2000,
except for the seventh paragraph of Note 8, as to which the date is June 30, 2001

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                                  Balance Sheet

                                December 31, 1999

Assets
Current assets:
    Cash and cash equivalents                                                                 $       972,487
    Other current assets                                                                               18,151
                                                                                              ---------------

Total current assets                                                                                  990,638

Property and equipment, net                                                                           109,269
Deposits                                                                                               30,229
                                                                                              ---------------

Total assets                                                                                  $     1,130,136
                                                                                              ===============

Liabilities, redeemable preferred stock and stockholders' deficit Current liabilities:
    Accounts payable                                                                          $       151,588
    Accrued expenses                                                                                   47,246
    Due to officers                                                                                    73,333
                                                                                              ---------------

Total current liabilities                                                                             272,167

15% cumulative convertible redeemable preferred stock, $.0001 par value,
    3,000,000 shares authorized, 2,025,000 shares issued
    and outstanding, liquidation value of $2,221,000                                                2,154,711

Commitments

Stockholders' deficit:
    Common stock, $.0001 par value, 25,000,000 shares authorized,
       8,023,000 shares issued and outstanding                                                            802
    Capital deficiency                                                                                (49,557)
    Deficit accumulated during the development stage                                               (1,247,987)
                                                                                              ---------------

Total stockholders' deficit                                                                        (1,296,742)
                                                                                              ---------------

Total liabilities, redeemable preferred stock and stockholders' deficit                       $     1,130,136
                                                                                              ===============


See accompanying notes.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                             Statement of Operations

           Period from March 29, 1999 (inception) to December 31, 1999

Costs and expenses:
     Research and development                                                                 $       396,242
     Sales and marketing                                                                               41,975
     General and administrative                                                                       847,412
                                                                                              ---------------

Total costs and expenses                                                                            1,285,629
Net interest income                                                                                   (37,642)
                                                                                              ---------------

Net loss                                                                                           (1,247,987)

Preferred dividends and redemption accretion                                                         (200,711)
                                                                                              ---------------

Net loss applicable to common stockholders                                                    $    (1,448,698)
                                                                                              ===============


See accompanying notes.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                       Statement of Changes in Redeemable
                    Preferred Stock and Stockholders' Deficit

           Period from March 29, 1999 (inception) to December 31, 1999

                                                                                                       Deficit
                                                                                                      Accumulated
                                    Redeemable           Common Stock                                  During the         Total
                                    Preferred                                          Capital        Development      Stockholders'
                                      Stock           Shares           Amount         Deficiency         Stage            Deficit
                                  ------------     ------------     ------------     ------------     ------------     ------------

   Issuance of common stock
     on March 29, 1999            $       --          8,000,000     $        800     $       --       $       --       $        800
     (inception)
   Issuance of redeemable
     preferred stock with
     detachable warrants
     valued at $46,000, net
     of issuance costs of
     $25,000                         1,954,000             --               --             46,000             --             46,000
   Issuance of common stock               --             23,000                2           22,998             --             23,000
   Issuance of warrants in
     exchange for services                --               --               --             82,156             --             82,156
   Preferred dividends and
     redemption accretion              200,711             --               --           (200,711)            --           (200,711)

   Net loss                               --               --               --               --         (1,247,987)      (1,247,987)
                                  ------------     ------------     ------------     ------------     ------------     ------------

Balance at December 31, 1999      $  2,154,711        8,023,000     $        802     $    (49,557)    $ (1,247,987)    $ (1,296,742)
                                  ============     ============     ============     ============     ============     ============


See accompanying notes.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                             Statement of Cash Flows

           Period from March 29, 1999 (inception) to December 31, 1999

Operating activities
Net loss                                                                                      $    (1,247,987)
Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization                                                                      17,522
    Issuance of warrants in exchange for services                                                      82,156
    Changes in assets and liabilities:
       Other current assets                                                                           (18,151)
       Deposits                                                                                       (30,229)
       Accounts payable                                                                               151,588
       Accrued expenses                                                                                47,246
       Due to officers                                                                                 73,333
                                                                                              ---------------

Net cash used in operating activities                                                                (924,522)
                                                                                              ---------------

Investing activities
Purchases of property and equipment                                                                  (126,791)
                                                                                              ---------------

Net cash used in investing activity                                                                  (126,791)
                                                                                              ---------------

Financing activities
Proceeds from the issuance of redeemable preferred stock,
     net of issuance costs of $25,000                                                               2,000,000
Proceeds from the issuance of common stock                                                             23,800
                                                                                              ---------------

Net cash provided by financing activities                                                           2,023,800
                                                                                              ---------------

Net increase in cash and cash equivalents                                                             972,487
Cash at beginning of period                                                                              --
                                                                                              ---------------

Cash at end of period                                                                         $       972,487
                                                                                              ===============

Supplemental disclosure of cash flow information
Interest paid                                                                                 $           171

Noncash financing and investing activities
Accrued dividends on redeemable preferred stock                                               $       195,997
Accretion of redeemable preferred stock                                                       $         4,714


See accompanying notes.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

           Period from March 29, 1999 (inception) to December 31, 1999

1. Nature of Business

Organization

Qode.com, Inc. (the Company) commenced operations on March 29, 1999 and is incorporated in the state of Florida. Qode.com is a development stage company, as defined in Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting By Development Stage Enterprises. The Company intends to provide manufactures, retailers, advertisers, and users a unique tool for Web site navigation by the use of imbedded standard bar codes and Uniform Product Codes (UPC). It is the Company's mission to develop, operate, maintain and promote the use of Qode.com technologies to enable any bar code to interface with their technology.

The Company has incurred losses since its inception as it has devoted substantially all of its efforts toward building network infrastructure, internal staffing, developing systems, expanding into new markets, building a proprietary database and raising capital. The Company has generated no revenue to date and is subject to a number of risks similar to those of other development stage companies, including dependence on key individuals, the ability to demonstrate technological feasibility, and the need to obtain adequate additional financing necessary to fund the development and marketing of its products and services, and customer acceptance.

The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has a limited operating history and intends to significantly increase its operational expenses in fiscal year 2000 to pursue certain sales and marketing plans. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may results from the outcome of this uncertainty. In fiscal year 2000, the Company plans to raise additional financing from private equity financing. The Company entered into a financing agreement subsequent to year end that will provide the Company with an additional $3 million, see Note 8.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Computer hardware and software are being depreciated over a three year period and furniture and fixtures are being depreciated over a five year period.

SOFTWARE DEVELOPMENT COSTS

In accordance with the AICPA SOP No. 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, all costs related to the development or purchase of internal use software other than those incurred during the application development stage are to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the useful life of the software. The Company has incurred $259,480 in software development costs for the period from March 29, 1999 (inception) through December 31, 1999. All costs have been expensed since the Company has not entered the application development stage as of December 31, 1999.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company accounts for income taxes under the liability method, which requires the establishment of a deferred tax asset or liability for the recognition of future deductions or taxable amounts, and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the change in the deferred asset or liability during the year. If necessary, the Company will establish a valuation allowance to reduce any deferred tax asset to an amount which will, more likely than not, be realized.

CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents with high quality financial institutions to mitigate this credit risk.

REDEEMABLE PREFERRED STOCK

Redeemable preferred stock is carried at the net consideration to the Company at time of issuance (fair value), increased by accrued and unpaid cumulative dividends and periodic accretion to redemption value using the interest method. Accrued and unpaid dividends and redemption accretion are affected by charges against retained earnings, or, in the absence of retained earnings, paid-in capital (capital deficiency).

ACCOUNTING FOR STOCK-BASED COMPENSATION

The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Public Bulletin (APB) Opinion 25, Accounting for Stock Issued to Employees but disclose the pro forma effects on net income or loss as if the fair value had been expensed. The Company has elected to apply APB 25 in accounting for its employee stock options and, accordingly, recognizes compensation expense for the difference between the fair value of the underlying common stock and the grant price of the option at the date of grant.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                                                                December 31,
                                                                                                    1999
                                                                                              ---------------
              Computer hardware and software                                                  $       120,791
              Furniture and fixtures                                                                    6,000
                                                                                              ---------------

                                                                                                      126,791
              Less accumulated depreciation                                                           (17,522)
                                                                                              ---------------

                                                                                              $       109,269
                                                                                              ===============

Depreciation and amortization expense was $17,939 for the period from March 29, 1999 (inception) to December 31, 1999.

4. INCOME TAXES

The net amounts of deferred tax assets recorded in the balance sheet at December 31, 1999 are as follows:

                                                                                                    1999
                                                                                              ---------------
              Deferred tax asset:
                   Net operating loss carryforward                                            $       469,050
              Less valuation allowance                                                               (466,230)
                                                                                              ---------------

              Total deferred tax asset                                                        $         2,820

              Deferred tax liabilities:
                   Fixed assets                                                               $        (2,820)
                                                                                              ---------------

              Total net deferred taxes                                                        $          --
                                                                                              ===============

FASB 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a $466,230 valuation allowance at December 31, 1999 is

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

4. INCOME TAXES (CONTINUED)

necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $466,230. At December 31, 1999, the Company has available net operating loss carryforwards of $1,246,478, which expire in the year 2019.

A reconciliation of income taxes computed at the U.S. federal statutory tax rate to income tax expense for the year ended December 31, 1999 is as follows:

                                                                                                    1999
                                                                                              ---------------
              Taxes at the U.S. statutory rate                                                $      (424,315)
              State taxes, net of federal benefit                                                     (44,975)
              Nondeductible items                                                                       3,060
              Change in valuation allowance                                                           466,230
                                                                                              ---------------

              Total income tax expense                                                        $          --
                                                                                              ===============

5. COMMITMENTS

The Company leases its office facility under a non-cancelable operating lease expiring March 2005. Rental expense was $19,711 for the period from March 29, 1999 (inception) to December 31, 1999.

Lease commitments under these non-cancelable operating leases as of December 31, 1999 are as follows:

              2000                                          $       100,656
              2001                                                  104,682
              2002                                                  108,876
              2003                                                  113,238
              2004                                                  117,768
                                                            ---------------

                                                            $       545,220
                                                            ===============

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

6. STOCKHOLDERS' EQUITY

15% Cumulative Convertible Redeemable Preferred Stock Series A

The Board of Directors has authorized the issuance of up to 3,000,000 shares of Series A 15% $.0001 par value, voting, cumulative, redeemable, convertible, preferred stock (the Preferred Stock) which may be issued in series from time to time with such designations, rights, preferences and limitations as the Board of Directors may declare by resolution. In May 1999, the Company issues 2,025,000 shares of Preferred Stock at $1.00 per share, less issuance costs of $25,000. One detachable warrant was attached to each share of the Preferred Stock. The Preferred Stock was recorded at $1,954,000, net of the value of the detachable warrants which was estimated to be $46,000. The detachable warrants were valued in accordance with SFAS No. 123 at $.23 per share and are convertible into common stock at $1.50 per share. The Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering, as defined in the agreement, or within 20 days following receipt of a Notice of Redemption, as defined in the agreement, into the Company's common stock for each share of the Preferred Stock held plus accrued and unpaid dividends on the Series A Preferred Shares. The Preferred Stock has a liquidation preference of $1 per share and is mandatorily redeemable on April 15, 2004. As of December 31, 1999, all 2,025,000 shares of the Preferred Stock and related 202,500 detachable warrants remain outstanding.

Dividends on the preferred stock accrue on a daily basis commencing on the date of issuance at an interest rate of 15% per annum and are payable on a semi-annual basis. The Company, at its option, may pay dividends either in cash or by the issuance of additional shares of Series A Preferred Stock. Aggregate cumulative dividends in arrears at December 31, 1999 totaled $195,997.

COMMON STOCK

The Company is authorized to issue up to 20,000,000 shares of its $.0001 par value common stock. On March 29, 1999 (inception) the Company received $800 by issuing 8,000,000 shares of its common stock to its founders.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

6. STOCKHOLDERS' EQUITY (CONTINUED)

Additionally, the Company issued 13,000 shares of common stock to a Company employee in lieu of relocation expense reimbursement of $13,000, and 10,000 shares of common stock to an executive recruiter for a corporate staffing fee of $10,000. These amounts were expensed.

Stock Options and Warrants Granted in Exchange for Services

During 1999, the Company granted 327,200 common stock warrants with an exercise price of $1.50 per share to consultants for certain advisory and consulting services performed during the Company's start-up phase. The warrants vest immediately upon issuance and can be exercised over a five year period. The Company valued the warrants at $82,156 in accordance with SFAS No. 123, and recognized the entire amount as a general and administrative expense in the accompanying statement of operations. The Company had 327,200 warrants outstanding at December 31, 1999.

During 1999, the Company granted 400,000 in common stock options to purchase shares of common stock at an exercise price of $.10 per share to an investment advisor in exchange for investment advisory services. The options expired on June 30, 2000 without being exercised and accordingly no expense has been recorded.

STOCK OPTIONS

In 1999, the Company's Board of Directors and stockholders approved the 1999 Equity Compensation Plan (the Plan). The Plan provides for the issuance of incentive stock options, nonqualified stock options and restricted stock to directors, officers, and key employees of the Company as well as non-employee directors, advisors, and consultants. The Board administers the Plan. The Company has reserved 5,000,000 shares of common stock to be issued under the Plan.

The exercise price (as established by the Board) of the stock options granted is in excess of fair market value of the Company's Common Stock on the date of the grant. All stock options expire five years from the grant date in 2004. Options granted under the Plan are exercisable as determined by the Board.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

6. STOCKHOLDERS' EQUITY (CONTINUED)

The following table summarizes stock option activity for the period from March 29, 1999 (inception) to December 31, 1999:

                                                                                                            Weighted
                                                                                       Number of             Average
                                                                                        Shares           Exercise Price
                                                                                    ---------------     ---------------

                Outstanding at March 29, 1999 (inception)                                      --       $          --
                    Granted                                                                 880,600                1.36
                    Exercised                                                                  --                  --
                    Forfeited                                                                  --                  --
                                                                                    ---------------     ---------------

                Outstanding at December 31, 1999                                            880,600     $          1.36
                                                                                    ===============     ===============

At December 31, 1999, 142,642 options are exercisable, at a weighted average exercise price of $1.28 per share. The weighted-average remaining contractual life of the options is 4.7 years.

During 1999, all of the stock options issued were granted to employees of the Company. The Company accounts for issuances to employees under APB 25 and accordingly, no compensation cost has been recognized for the period from March 29, 1999 (inception) to December 31, 1999.

SFAS No. 123 requires pro forma information regarding net income as if the Company has accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rates equal to the three-year U.S. Treasury Bill rate on the grant date, dividend yield of 0%, expected volatility of 81.1%, and an average expected life of the option of three years.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

6. STOCKHOLDERS' EQUITY (CONTINUED)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. All employee options granted to date vest over a one to three year period. The Company's pro forma information is as follows:

                                          Period from March 29, 1999 (inception)
                                                 to December 31, 1999
                                                 ---------------------

              Net loss:
                   As reported                       $  (1,247,987)
                   SFAS No. 123 pro forma            $  (1,305,831)


The weighted average fair value of options granted to employees during the period from March 29, 1999 to December 31, 1999 for which the estimated fair value of the stock is less than the exercise price is $0.29 per share. The weighted average fair value of options granted to employees during the period from March 29, 1999 to December 31, 1999 for which the estimated fair value of the stock equals the exercise price is $0.47 per share.

SHARES RESERVED FOR FUTURE ISSUANCE

At December 31, 1999, the Company has reserved the following shares of stock for issuance:

Common stock                                                         11,977,000
Convertible preferred stock                                             975,000
                                                                   ------------

                                                                     12,952,000
                                                                   ============

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

7. RELATED PARTIES

The Company's primary legal counsel holds 3,200,000 shares of the Company's common stock in trust for the firm's partners. During 1999, the Company recorded expenses of approximately $32,000 related to services performed by its primary legal counsel. The Company owed its primary legal counsel approximately $3,000 at December 31, 1999.

During 1999, Q Productions, Inc. provided various information technology services to the Company. Two owners of Q Productions, Inc. also aggregately own 4,800,000 shares of the Company. The Company recorded approximately $129,000 in expenses related to services performed by Q Productions, Inc. The Company owed Q Productions, Inc. approximately $97,000 at December 31, 1999.

8. SUBSEQUENT EVENTS

On January 18, 2000, the Company issued a convertible subordinated promissory note for $3 million with a fixed interest rate of 12% to Novus Holding Corporation. Principal and accrued interest on the note are payable upon the earlier of a) the day immediately following the closing of financing or successive financings which cumulatively aggregate proceeds of $10,000,000 or b) 180 days from the date of the note. The debt is convertible into common stock at a price equal to 85% of the purchase price per share paid by investors in the next financing or successive financings of $5,000,000 or more.

On February 11, 2000, the Company entered into a letter of intent with a major supplier to produce portable bar code scanning devices in exchange for payments ranging from $32,000,000 to $35,000,000 over a 16 month period commencing April 28, 2000 through August 1, 2001.

On March 15, 2000, the Company entered into a two year term note with a major lender. The principal amount of the note was $42,500 with a fixed interest rate of 11%. Principal and interest payments of $1,984 are due monthly through maturity on March 15, 2002.

On March 24, 2000, the Company obtained a letter of credit for $1,400,000 with the lender of their term note.

                                 Qode.com, Inc.
                        (A Development Stage Enterprise)

                    Notes to Financial Statements (continued)

8. SUBSEQUENT EVENTS (CONTINUED)

On March 27, 2000, the Company entered into a consulting agreement with a consultant for a five month period in return for 250,000 common stock options convertible into the Company's common stock. The options have a term of five years and an exercise price of $2 per share. 125,000 options vest 45 days from the commencement of the agreement based on the fulfillment of certain contractual obligations. The remaining 125,000 options vest 90 days from the commencement of the agreement based on the fulfillment of certain contractual obligations. Additionally, the Company will pay the consultants $100,000 over the period of the contract.

On May 22, 2000, the Board of Directors authorized the issuance of 1,500,000 shares of Series U Convertible Preferred Stock (the Series U Preferred Stock). Dividends on the preferred stock accrue on a daily basis commencing on the date of issuance at an interest rate of 8% per annum. The Series U Preferred Stock is convertible at any time at the option of the holder prior to the closing of a Public Offering, as defined in the agreement, into one share of the Company's common stock for each share of the Company's Series U Preferred Stock held plus accrued and unpaid dividends on the Series U Preferred Shares. In the event of the closing of the next financing of $4,000,000 or more within 90 days from the authorization of the Series U Preferred Stock, the holder of the Series U Preferred Stock shall have the right to convert all Series U Preferred Shares into a number of shares of stock issued in the next financing which represents the equivalent amount for the consideration paid for the Series U Preferred Stock. The Series U Preferred Stock has a liquidation preference of $2.00 per share. On May 22, 2000, the Company entered into an agreement for the issuance of 1,500,000 shares of Series U Preferred Stock in exchange for $3,000,000. The shares will be issued in three separate financings. The initial 500,000 shares are to be issued on the date of the agreement. The next 500,000 shares are to be issued upon the Company meeting certain performance goals defined in the agreement. The remaining 500,000 shares are to be issued, not earlier than August 1, 2000 nor later than October 15, 2000, upon the Company meeting certain performance goals defined in the agreement.

On May 31, 2001, three creditors of Qode.com, Inc. filed in the U.S. Bankruptcy Court an involuntary bankruptcy petition for Qode.com, Inc. Qode.com, Inc. has consulted with legal counsel and will be opposing the Chapter 7 proceeding and plans to proceed under Chapter 11, U.S. Code, to reorganize its debts.

ITEM 8. EXHIBITS.

Exhibit

      4 NeoMedia Technologies, Inc. 1998 Stock Option Plan (incorporated by reference to Exhibit 4 in NeoMedia Technologies Form 8 Registration Statement as filed with the SEC on June 14, 1999).

      5     Opinion of Reitler Brown LLC

   23.1 Consent of Arthur Andersen, LLP, former independent auditors of NeoMedia Technologies, Inc.

   23.2 Consent of Ernst & Young, LLP, former certified public accountants of Qode.com, Inc.

   23.3 Consent of Stonefield Josephson, Inc., current independent auditors of NeoMedia Technologies, Inc.

   23.4 Consent of Reitler Brown LLC (included in Exhibit 5 opinion letter).

     24    Power of Attorney (included on signature page).



ITEM 9. UNDERTAKINGS.


(a) The undersigned registrant hereby undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida, on April 1, 2002.

                           NEOMEDIA TECHNOLOGIES, INC.

By:      /s/ Charles W. Fritz
         ---------------------------
         Charles W. Fritz, Chief Executive
         Officer and Chairman of the Board


                                    THE PLAN

Pursuant to the requirement of the Securities Act of 1933, the Committee that administers the 1998 Stock Option Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Myers, State of Florida on April 1, 2002.

                                      PLAN:
                           NEOMEDIA TECHNOLOGIES, INC.
                             1998 STOCK OPTION PLAN

By:      /s/ Charles W. Fritz
         ---------------------------
         Charles W. Fritz, Chief Executive
         Officer and Chairman of the Board

                                POWER OF ATTORNEY
The undersigned officers and directors of NeoMedia Technologies, Inc. hereby constitute and appoint Charles W. Fritz with power to act one without the other, our true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Signatures                  Title                                 Date
----------                  -----                                 ----

/s/ Charles W. Fritz        Chief Executive Officer,
------------------------    Chairman of the Board and Director    April 1, 2002
Charles W. Fritz

/s/ William E. Fritz        Secretary and Director                April 1, 2002
------------------------
William E. Fritz

/s/ Charles T. Jensen       Chief Financial Officer,
------------------------    Treasurer and Director                April 1, 2002
Charles T. Jensen

/s/ A. Hayes Barclay        Director                              April 1, 2002
------------------------
A. Hayes Barclay

/s/ James J. Keil           Director                              April 1, 2002
------------------------
James J. Keil